Exhibit 99.1

Theriva™ Biologics Reports Second Quarter 2026 Operational Highlights
and Financial Results

– First patients dosed in the VIRAGE2 Phase 2a clinical study evaluating more frequent repeated dosing of VCN-01 (zabilugene almadenorepvec) the goal of which is to improve treatment outcomes in metastatic pancreatic ductal adenocarcinoma (PDAC) patients –

– Cash and cash equivalents of $11.3 million as of June 30, 2026; cash runway into Q1 2027 –

Rockville, MD, August 11, 2026 (GLOBE NEWSWIRE) – Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the second quarter ended June 30, 2026, and provided a corporate update.

“We have successfully converted last quarter’s regulatory achievements into clinical progress in the VCN-01 program,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Dosing of the first patients in the VIRAGE2 trial brings us closer to refining a VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial in first-line metastatic PDAC patients when coadministered with chemotherapy. A repeated VCN-01 dosing regimen may also improve outcomes when combined with other cancer interventions, including immuno-oncology products, RAS inhibitors, and other emerging classes of cancer treatments. If more frequent repeated administration of VCN-01 is feasible and well-tolerated, use of this dosing regimen may further derisk future Phase 3 clinical trials.”

Recent Highlights and Anticipated Milestones

VCN-01

Metastatic PDAC:

•	As recently announced, the first patients have been dosed in the VIRAGE2 Phase 2a clinical trial entitled “A Phase IIa, single-arm, single-center, open-label, proof-of-concept trial evaluating increased frequency dosing of zabilugene almadenorepvec (VCN-01) in combination with gemcitabine/nab-paclitaxel in patients with newly-diagnosed metastatic pancreatic cancer” (EUCT: 2026-525566-21-00; NCT07701486).

o	The VIRAGE2 study design incorporates feedback from both the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA) recognizing improved survival outcomes in the VIRAGE Phase 2b trial in metastatic PDAC patients treated with 2 doses of VCN-01 (in combination with standard-of-care chemotherapy), highlighting the possibility that more frequent repeated dosing of VCN-01 may provide additional clinical benefit.

o	The VIRAGE2 trial will evaluate the safety and feasibility of administering at least 3 doses of VCN-01 given approximately 2 months apart in combination with standard-of-care chemotherapy. The trial is expected to enroll 6 evaluable patients. Results from the VIRAGE2 study will inform the VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial.

o	VIRAGE2 is expected to complete enrollment during the second half of 2026, and initial pharmacodynamic and safety/tolerability data are anticipated by Q3 2027.

Retinoblastoma:

•	Undertook extensive discussions with key opinion leaders and completed the design of a proposed Phase 2/3 clinical trial of intravitreal VCN-01 in combination with intravitreal topotecan in children with retinoblastoma with vitreous seeds that are refractory/resistant to the use of current intravitreal chemotherapy.

o	Proposed clinical trial protocol builds on compelling Phase 1 clinical data in this ultra rare population for which there is no current treatment.

o	Plan to discuss the proposed clinical trial protocol with the FDA in Q3 2026.

o	VCN-01 has Orphan Drug Designation from both the FDA and EMA and Rare Pediatric Disease Designation from the FDA for the treatment of retinoblastoma; if a Biologics License Application (BLA) for VCN-01 for the treatment of retinoblastoma is approved by the FDA by September 30, 2029, the Company may be eligible to receive a Priority Review Voucher.

Head & Neck Squamous Cell Carcinoma:

•	Clinical and translational results from the Phase 1 clinical trial of VCN-01 in refractory or metastatic head & neck squamous cell carcinoma (HNSCC) patients (whose disease progressed despite previous therapies, including anti-PD-(L)1 immune checkpoint inhibitors) were published in the journal Clinical Cancer Research in an online first article titled “Phase I trial of intravenous VCN-01 oncolytic adenovirus and durvalumab in patients with head and neck metastatic squamous cell carcinoma refractory to immunotherapy”.

o	In the Phase 1 trial, prolonged overall survival (OS) was observed in these heavily pre-treated refractory HNSCC patients administered intravenous VCN-01 prior to the immune checkpoint inhibitor durvalumab (sequential delivery).

o	Pharmacokinetic, tissue biopsy, radiomic and transcriptomic results all support the proposed VCN-01 stroma-degrading and immune enhancing modes-of-action, resensitizing refractory tumors to durvalumab.

o	These findings support further clinical development of VCN-01 with immune checkpoint inhibitors or other immune modulating anticancer therapies in HNSCC and potentially other cancer indications.

Second Quarter Ended June 30, 2026 Financial Results

General and Administrative Expenses

General and administrative expenses decreased to $2.0 million for the three months ended June 30, 2026, from $11.2 million for the three months ended June 30, 2025. This decrease of 82% is primarily comprised of the prior year increase in fair value of the contingent consideration adjustment of $9.2 million due to the VIRAGE Phase 2b clinical trial of VCN-01 in PDAC achieving its primary survival and safety endpoints, offset set by current year increase in legal fees. The charge related to stock-based compensation expense was $110,000 for the three months ended June 30, 2026, compared to $97,000 for the three months ended June 30, 2025.

Research and Development Expenses

Research and development expenses decreased to $1.3 million for the three months ended June 30, 2026, from $2.0 million for the three months ended June 30, 2025. This decrease of 35% is primarily the result of lower indirect cost related to compensation expense and lower direct clinical trial expenses related to the Company’s Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients and lower expenses related to SYN-020, offset by higher direct expenses related to VCN-01 manufacturing activities and expenses associated with the planning for the Phase 2a study in metastatic PDAC patients evaluating more frequent VCN-01 dosing for a longer period.

Other Income/Expense

Other income was $78,000 for the three months ended June 30, 2026, compared to other income of $74,000 for the three months ended June 30, 2025. Other income for the three months ended June 30, 2026 is comprised of interest income of $79,000 and an exchange loss of $1,000. Other income for the three months ended June 30, 2025 is comprised of interest income of $54,000 and an exchange gain of $20,000.

Cash and Cash Equivalents

Cash and cash equivalents totaled $11.3 million as of June 30, 2026, a decrease of $1.7 million from December 31, 2025. During the year ended December 31, 2025 and the quarter ended June 30, 2026, the primary use of cash was for working capital requirements and operating activities, which resulted in a net loss of $23.7 million and $5.3 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidate is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial remains open with SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. Enrollment is paused and completion of this trial is pending receipt of grant funding or funding through a partnership or other collaboration. For more information, please visit Theriva™ Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the results from the VIRAGE2 trial informing the VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial in first-line metastatic PDAC patients when coadministered with chemotherapy; a repeated VCN-01 dosing regimen improving outcomes when combined with other cancer interventions, including immuno-oncology products, RAS inhibitors, and other emerging classes of cancer treatments; more frequent repeated administration of VCN-01 further derisking future Phase 3 clinical trials; more frequent repeated dosing of VCN-01 providing additional clinical benefit; completing enrollment into the VIRAGE2 trial in H2 2026 with initial pharmacodynamic and safety/tolerability data anticipated by Q3 2027; administering at least 3 doses of VCN-01 in the VIRAGE2 trial given approximately 2 months apart in combination with standard-of-care chemotherapy; the trial enrolling 6 patients; discussing the proposed clinical trial protocol with the FDA in Q3 2026; the findings in the Phase 1 clinical trial of VCN-01 in HNSCC supporting further clinical development of VCN-01 with immune checkpoint inhibitors or other immune modulating anticancer therapies in HNSCC.. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize protocols for future clinical trials evaluating VCN-01; results of future trials supporting further clinical development of VCN-01 and supporting the benefits of more frequent repeated dosing of VCN-01; the Company’s ability to obtain development funding and/or partnerships; the Company’s commencement of planned clinical trials, which remains subject to sufficient financing; the Company’s ability to raise capital and/or enter into one or more strategic alternatives, that may include a business combination, merger or reverse merger; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in cancer patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat cancer patients; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands except share and par value amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$11,337	$13,056
Tax credit receivable	1,681	3,351
Prepaid expenses and other current assets	653	1,060
Total Current Assets	13,671	17,467

Non-Current Assets
Property and equipment, net	173	222
Restricted cash	44	46
Right of use asset	1,825	803
In-process research and development	19,064	19,619
Deposits and other assets	80	82
Total Assets	$34,857	$38,239

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$984	$1,014
Accrued expenses	6,418	6,276
Contingent consideration, current portion	2,650	—
Accrued employee benefits	290	443
Deferred research and development tax credit-current portion	1,210	1,675
Loans payable-current	34	57
Operating lease liability-current portion	525	549
Total Current Liabilities	12,111	10,014

Non-current Liabilities
Non-current contingent consideration	7,169	10,004
Loan Payable - non-current	1,620	1,671
Non-current deferred research and development tax credit	396	815
Non-current operating lease liability	1,374	352
Total Liabilities	22,670	22,856

Commitments and Contingencies (Note 14)	—	—
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 45,921,478 issued and 45,892,668 outstanding at June 30, 2026, and 35,717,159 issued and 35,688,350 outstanding at December 31, 2025	45	34
Additional paid-in capital	376,154	373,592
Treasury stock at cost, 28,810 shares at June 30, 2026 and at December 31, 2025	(288)	(288)
Accumulated other comprehensive loss	247	755
Accumulated deficit	(363,971)	(358,710)
Total Stockholders’ Equity	12,187	15,383

Total Liabilities and Stockholders’ Equity	$34,857	$38,239

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
License Revenue	$—	$—	$300	$—

Operating Costs and Expenses:
General and administrative	2,027	11,179	4,099	12,628
Research and development	1,268	1,953	1,623	4,921
Total Operating Costs and Expenses	3,295	13,132	5,722	17,549

Loss from Operations	(3,295)	(13,132)	(5,422)	(17,549)

Other Income/Expense:
Foreign currency exchange (loss) gain	(1)	20	—	17
Interest income	79	54	161	150
Total Other Income	78	74	161	167

Net Loss before income taxes	(3,217)	(13,058)	(5,261)	(17,382)
Income tax benefit	—	—	—	—
Net Loss Attributable to Common Stockholders	$(3,217)	$(13,058)	$(5,261)	$(17,382)

Net Loss Per Share - Basic and Dilutive	$(0.07)	$(1.93)	$(0.12)	$(3.64)

Weighted average number of shares outstanding during the period - Basic and Dilutive	45,892,668	6,752,953	43,496,012	4,778,669

Net Loss	(3,217)	(13,058)	(5,261)	(17,382)
(Loss) gain on foreign currency translation	(130)	1,317	(508)	1,971
Total comprehensive loss	$(3,347)	$(11,741)	$(5,769)	$(15,411)